June 9, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

U.S.A.

Dear Ladies and Gentlemen:

Re:  Modena 1, Inc.

We are the former independent auditors for Modena 1, Inc. (the “Company”).  We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated June 9, 2009 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,

/s/ DNTW

Chartered Accountants, LLP

Licensed Public Accountants